EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Business Support Group of Michigan, Inc.
Cataract, Inc.
Programming Alternatives of Minnesota, Inc.
RCM Technologies Canada Corp.
RCM Technologies Ireland Ltd.
RCM Technologies Ireland Holding Ltd.
RCM Technologies (USA), Inc.
RCMT Delaware, Inc.